EXHIBIT 10.13

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (the "MOU") is made effective as of December 8, 2011 (the "Effective Date"), by and between Behaviour Neurological Applications and Solutions ("Company"), and The Hospital for Sick Children ("Hospital"), located at 555 University Avenue, Toronto, Ontario, Canada (collectively, the "Parties").

AND WHEREAS, Hospital and Company have collaborated on the development of a protocol entitled "Development of a Software Based Treatment program for Children with ADD/ADHD" (the "Project");

AND WHEREAS, the Project will be funded by a contribution ("Financial Contribution") pursuant to a Technology Development Program Contribution Agreement entered into between the Ontario Brain Institute ("OBI") and the Federal Economic Development Agency for Southern Ontario ("FedDev") dated March 21, 2012 ("Contribution Agreement"); and

AND WHEREAS the Parties entered into a Collaboration Agreement, with an effective date of December 8, 2011 to set out their respective understandings, rights and obligations concerning the Financial Contribution from FedDev which will be disbursed through OBI;

AND WHEREAS, Hospital and Company wish to enter into this MOU to set out their mutual understanding and agreement regarding certain matters related to intellectual property that may arise from the Project.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree to the following terms and conditions:

1 Capitalized terms not defined in this MOU will have the meaning ascribed to such terms in the Collaboration Agreement.

2. For clarity, the Parties agree that any intellectual property that results from or arises from the Project shall be Project Intellectual Property and will be subject to the Option granted under Section 4.1 of the Collaboration Agreement.

3. The Parties agree that if the Company exercises the Option granted in Section 4.1 of the Collaboration Agreement, any license that may be negotiated pursuant to such Option will include mutually agreeable terms, including at a minimum, the following:

a. A definition of "Licensed Product(s)", which shall mean: "any products, processes, or services based upon or created using Project Intellectual Property."

b. A definition of "Net Sales", which shall mean: "gross revenue actually received by Company, affiliates and sublicensees, if any, from the use, sale or other distribution of a Licensed Product less the sum of: (i) sales taxes, tariff duties and/or use taxes directly and paid with reference to such sales; (ii) out of pocket outbound transportation charges paid with reference to such sales; (iii) amounts allowed, adjusted, or credited on returns of Licensed Product(s); (iv) amounts that are uncollectable as bad debts; and (v) the actual cost of any commission paid to an arms-length third-party internet distributor for on-line sales of Licensed Products. No deductions shall be made for commissions paid to individuals or for cost of collections. Licensed Product(s) shall be considered used, sold or distributed when billed out or invoiced."

c. A term that indicates that the Hospital will receive a royalty of five percent (5%) of Net Sales until cumulative Net Sales equal fifteen million dollars ($15,000,000) and thereafter a royalty of two and one-half percent (2 'Y2%) of Net Sales until cumulative Net Sales equal twenty-five million dollars ($25,000,000). For clarity, the Parties agree that the Hospital will earn up to one-million dollars ($1,000,000) in royalties on Net Sales. After the Hospital has collected royalties equaling one-million dollars ($1,000,000), the Hospital will assign its legal interest in the underlying Project Intellectual Property to the Company, except the Hospital will perpetually retain a non-exclusive license to use the Project Intellectual Property for non-commercial research, educational and internal clinical purposes.

4. This MOU will be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. All dollar amounts in this Agreement are expressed in Canadian funds. Subject to any amendments or waivers made in accordance with this Section, this MOU constitutes the entire agreement between the parties with respect to the subject matter hereof. If any provision of this MOU is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. No amendment or waiver of any provision of this MOU shall be binding on the Parties hereto unless consented to in writing by the Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver so as to impair such party's rights to future enforcement of its rights unless otherwise expressly provided in writing.

5. The terms of the Collaboration Agreement shall supersede any inconsistent provision of this MOU.

 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first written above.